Exhibit 10.1

132.SGP.Cisco Systems (USA) Pte. Ltd. UE BizHub East 8 Changi Business Park Avenue 1 SINGAPORE 486018 http://www.cisco.com

Letter of Transfer

International Transfer

18-Feb-2021

Tiang Yew Irving Tan

300 East Tasman Drive

SAN JOSE, CALIFORNIA 95134

USA

Dear Tiang Yew Irving:

This letter is to confirm the details of your transfer under Cisco’s Local International Transfer Policy to 132.SGP.Cisco Systems (USA) Pte. Ltd. in Singapore. This letter pertains only to the remuneration, services and changes that will occur as a result of your transfer, as indicated by the International Transfer policy. Under separate cover, you will receive an offer letter outlining the compensation, benefits and employment conditions associated with your local offer at 132.SGP.Cisco Systems (USA) Pte. Ltd. in Singapore. Your actual start is conditional upon the issuance and maintenance of a valid residency, work and/or any other permits necessary to legally reside and work in Singapore.

Compensation and Benefits

Effective February 8, 2021, you will receive the salary, applicable bonuses, equity compensation, and benefits that are offered in Singapore. Salary actions, including timing and amounts of increases, will be consistent with the salary program in effect in Singapore.

You will be eligible for the local health and welfare plan coverage in Singapore. Please be aware that there may be an enrolment process related to the local benefits plan.

Your coverage under your current plan in United States will cease with the effective date of your transfer i.e. February 8, 2021. Additionally you will be eligible for other benefit plans like retirement plans, life insurance, business travel accident insurance, and disability as applicable in Singapore to which you are transferring. Working hours, vacation, public holidays, and sick leave will follow policies in effect for Singapore.

You will no longer participate in United States benefit plans.

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Transfer Remuneration and Transition Support

You will receive the following allowances and services to assist with your transition:

Tiang Yew Irving Tan

New Location: Singapore

Summary of International Transfer - Benefit & Services

Benefit / Service	Description	Delivery	Frequency

Relocation Time Off (RTO)	Up to 3 business days off to complete personal matters as part of the relocation	Discuss and agree RTO with your manager. No reporting is needed, unless legally required	Up to 1 month prior to relocation and up to 3 months post relocation
Tax Briefing	Mandatory tax briefing, one for current country and one for new country, through the Cisco approved tax provider	Direct billed to Cisco	Prior to transfer
Tax Preparation	Tax preparation through the Cisco approved provider for the current and new location for the year of transfer	Direct billed to Cisco	At country specific tax year-end
Enroute Travel – Employee and Dependents	Enroute travel in accordance with the Cisco Global Travel Policy. Must be booked through the Relocation Vendor using Cisco Relocation Travel desk (CisART).	Airfare/train direct billed to Cisco	Prior to transfer
Baggage and Transportation to/from airport

Reimbursement of up to the equivalent of 500.00 USD for baggage fees against actual receipts.

Transportation to and from the airport/train station and meals on day of travel reimbursed with receipts through Relocation Vendor expense tool.

		Submit eligible expenses through Relocation Vendor expense tool	Upon transfer
Temporary Living - Accommodation	60 days of temporary living (serviced apartment or hotel depending on the number of days) to be used in current and/or new location	Direct billed to Cisco or reimbursed by Relocation Vendor	Upon transfer
Temporary Living - Transportation	60 days rental car and fuel reimbursement per Cisco Global Travel Policy	Submit eligible expenses through Relocation Vendor expense tool	Upon transfer
Household Goods Shipment- Air	Air shipment managed by Cisco Relocation Provider. 160 cu ft (1x D + x LDN container)	Direct billed to Cisco	Prior to transfer
Household Goods Shipment - Sea	Sea shipment based on family size managed by Cisco Relocation Provider. 40 foot container Storage in Transit: up to 30 days	Direct billed to Cisco	Prior to transfer

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Vehicle - Loss on sale subsidy	Reimbursement of up to the equivalent of 10,000.00 USD. If taxable in Singapore, Cisco will be responsible for the applicable tax liability.	Submit supporting documentation and eligible expenses through Relocation Vendor expense tool	Prior to transfer
Miscellaneous Allowance	One-time net allowance of 77,077 SGD	Paid via new country payroll after relocation	Following transfer
Departure Services	Service to assist with departure support in the current location through Cisco Relocation Provider	Direct billed to Cisco	Upon transfer
Home sale assistance – Buyer Value Option

Agent commissions and customary closing costs on the sale of the primary residence in the US.

Selling agent must be registered with Relocation Vendor network.

Please refer to the Cisco Home Sale and Marketing Assistance guide for details.

If taxable in Singapore, Cisco will be responsible for the applicable tax liability.

		Direct billed to Cisco.	Following transfer
Home Marketing Assistance

Reimbursement up to 10,000.00 USD for the following:

i. Painting

ii. Tune up exterior landscaping

iii. Professional carpet cleaning

iv. Professional home staging

v. Buyer closing costs

If taxable in Singapore, Cisco will be responsible for the applicable tax liability.

		Submit eligible expenses through Relocation Vendor expense tool.	During the Home Sale process
Home Sales Incentive

Sales incentive of 2% of the home sale value if an offer is received and accepted within the first 90 days of listing; 1% if an offer is received and accepted between 91 and 180 days of listing.

Employee is responsible for taxes.

		Paid via payroll through first available payroll cycle after the home is acquired by the Relocation Vendor.	During the Home Sale process

The relocation elements of the compensation package are contingent upon your execution of the attached Relocation Agreement and compliance with the terms of that Agreement. No substitutions or cash outs for any of the provided relocation components are permitted. All relocation benefits are available for up to 12 months from the transfer/assignment start date, unless separately specified.

Other Transfer Terms and Conditions

Code of Business Conduct

In order to commence your transfer, you must have executed the most recent Code of Business Conduct.

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Taxes and Tax Services

Taxes

As result of your transfer, you will be responsible for all income taxes in both your current location and the new location, as per country specific tax rules and regulations.

Failure to comply may create issues with visa renewals, incur tax penalties which will be your responsibility and even in severe cases, involve penal punishment.

Some countries offer a special tax regime which provides a preferential effective rate of income taxation through reductions in the tax rate or the tax base. Obtaining this special tax status is the employee’s responsibility.

Tax Gross-up may be applied when the transfer related remuneration and services you receive under the International Transfer policy requires the company to provide the remuneration or services as a guaranteed net payment after taxes are deducted. Tax Gross-up is however limited to income and social taxes, and to a limited extent, the exit taxes in effect in certain countries.

Please review the Global Tax Policy for further details. Cisco shall have the right and privilege at any time it deems necessary and proper to amend, add, or delete provisions to and from the Global Tax Policy without prior notice.

Tax Briefing

Cisco has retained an international tax firm, Ernst & Young, to assist you with the understanding of your taxes, both in the current and new Payroll location.

You are required to meet with the tax vendor consultants both at current and new locations. These meetings are critically important to ensure tax and legal compliance are met and any risk for the Company due to your transfer is effectively managed.

You are encouraged to seek tax advice from your personal tax advisor at your own expense to determine the impact of any relocation payments upon your individual tax liability. You are also encouraged to save all of your relocation expense receipts for tax purposes.

The IRS provides tax information, forms and publications at no charge to the public at http://www.irs.gov.

Tax Preparation

In addition to the tax briefing, Cisco has retained Ernst & Young to assist you with the preparation and filing of your taxes, both in the current and new Payroll location for the year of transfer.

You will be fully responsible for all penalties and interest charges assessed by any tax authority due to your failure to (1) provide information to Cisco’s tax vendor, Ernst & Young, on a timely basis, (2) notify Ernst & Young of any significant personal income or investment transactions, or (3) cooperate with Cisco with respect to the tax gross-up process.

This letter, together with its attachments, states our entire understanding of your transfer remuneration and services. However, this letter does not modify, amend or supersede written Cisco agreements and policies that are consistent with enforceable provisions of this letter such as Cisco’s “Proprietary Information and Invention Agreement” and Cisco’s Arbitration Agreement. In addition, this letter, its attachments and their contents do not modify or supersede any local laws which may prohibit the application of other policies deemed corporate policies of Cisco Systems, Inc. such as the International Transfer policy or the Tax Policy. You should not sign this letter unless you understand it. You should also

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be aware that some listed provisions may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company. In the event this should happen, notification will be provided. If questions should arise concerning any provision listed or any subsequent revisions to policies applicable to employees on international transfer, you are urged to consult with your Cisco Relocation Services Provider, or your Cisco Relocation Advisor.

Please acknowledge receipt of this letter and agreement with its terms by signing this letter and returning a scanned copy to Sara Modena at                     .

Sincerely yours,

/s/ Chuck Robbins	February 22, 2021

Signature	Date
Chuck Robbins
Manager

ACKNOWLEDGE AND CONCUR:	/s/ Irving Tan		February 21, 2021
	Tiang Yew Irving Tan	ID Number	Date

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18-Feb-2021

Tiang Yew Irving Tan

300 East Tasman Drive

SAN JOSE, CALIFORNIA 95134

USA

Relocation Payback Agreement

I understand and agree that Cisco Systems, Inc. (“Cisco”) may, in its sole discretion, require that I provide acceptable documentation of some or all of my relocation expenses before reimbursing me for those expenses.

I further understand and agree that Cisco’s obligation to make any relocation payment(s) is contingent upon my continued employment with the Company. If I voluntarily terminate my employment within the first 24 months of my relocation, I agree to pay back a prorated portion of all the relocation payments advanced to me or paid on my behalf by Cisco.

In the event that Cisco involuntarily terminates my employment without cause or as result of a restructuring, no reimbursement is required. However, in the event that my employment is involuntarily terminated during the 24 months of employment in the new Payroll location for Cause as defined below, I agree to repay Cisco for the relocation costs Cisco advanced to me or paid on my behalf by Cisco in a prorated amount. A termination for “Cause” will mean a termination for any of the following reasons: (i) your continued material failure to perform your duties to Cisco (other than due to your death or disability after there has been delivered to you a written demand for performance which describes the specific material deficiencies in your performance and the specific manner in which your performance must be improved, all in accordance with the Cisco performance management plan, and which provides thirty (30) business days from the date of notice, or the amount of time specified in any applicable Cisco performance management plan, whichever is greater, to remedy such performance deficiencies; (ii) your engaging in an act of willful misconduct that has had or will have a material adverse effect on Cisco’s reputation or business; (iii) your being convicted of, or a plea of no contest to, a felony; (iv) your committing an act of fraud against, or willful misappropriation of property belonging to, Cisco; or (v) your material breach of the Cisco Code of Business Conduct, Conflict of Interest Agreement or Proprietary Information and Inventions Agreement.

I agree to pay the balance in full to Cisco within thirty (30) days of my termination date.

In the event that the move is cancelled voluntarily by me prior to the completion of the transfer, I agree to repay Cisco for any funds advanced or benefits paid on my behalf.

In cases where the move is cancelled by Cisco prior to the completion of the transfer, Cisco agrees to reimburse me for relocation costs incurred in preparation for the move. I agree in this scenario, to provide receipts as proof of the relocation costs incurred.

/s/ Irving Tan	February 21, 2021
Signature	Date

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